EXHIBIT 99.01
News Release

FOR IMMEDIATE RELEASE
MEDIA CONTACT:	INVESTOR CONTACT:
Genevieve Haldeman	Helyn Corcos
Symantec Corporation	Symantec Corporation
408-517-7642	408-517-8324
glhaldeman@symantec.com	hcorcos@symantec.com
Symantec to Offer $2.0 Billion Convertible Senior Notes
Company to Repurchase Approximately $1.5 Billion in Common Stock
CUPERTINO, Calif. — June 12, 2006 — Symantec Corp. (Nasdaq: SYMC) today announced its intention to offer, subject to market and other conditions, approximately $1.0 billion principal amount of Convertible Senior Notes due 2011 and approximately $1.0 billion principal amount of Convertible Senior Notes due 2013 through offerings to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).
In certain circumstances, the notes may be convertible into cash up to the principal amount. With respect to any conversion value in excess of the principal amount, the notes may be convertible into cash, shares of Symantec common stock or a combination of cash and common stock, at Symantec’s option. The interest rate, conversion price and other terms are to be determined by negotiations between Symantec and the initial purchasers of the notes. Symantec also expects to grant the initial purchasers an option to purchase up to $200 million principal amount of additional notes.
Symantec expects to use the net proceeds from the offering and the proceeds of the warrant transactions referred to below to purchase approximately $1.5 billion worth of its common stock, a portion of which is expected to be purchased contemporaneously with the closing of the sale of the notes through private block trades with one or more of the initial purchasers of the notes or their affiliates, and the balance of which is expected to be purchased through Rule 10b5-1 trading plans.
In addition, Symantec expects to use a portion of the proceeds from the transactions to fund convertible note hedge transactions that Symantec expects to enter into with one or more of the initial purchasers of the notes or their affiliates. Symantec expects that the convertible note hedge transactions will have exercise prices equal to the conversion price of the convertible senior notes. The convertible note hedge transactions are intended to offset potential dilution to Symantec’s common stock upon potential future conversion of the notes.
Symantec also expects to enter into separate warrant transactions with one or more of the initial purchasers or their affiliates and anticipates that the warrants will have an exercise price that is approximately 75 percent higher than the closing price of Symantec’s common stock on the date the warrants are issued. Remaining proceeds will be added to Symantec’s working capital and will be used for general corporate purposes.
This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The securities have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
About Symantec
Symantec is the world leader in providing solutions to help individuals and enterprises assure the security, availability, and integrity of their information. Headquartered in Cupertino, Calif., Symantec has operations in more than 40 countries. More information is available at www.symantec.com.
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Symantec and the Symantec Logo are trademarks or registered trademarks of Symantec Corporation or its affiliates in the U.S. and other countries. Other names may be trademarks of their respective owners.
FORWARD LOOKING STATEMENTS: This press release contains statements regarding our financial and business results which may be considered forward-looking within the meaning of the U.S. federal securities laws, including statements regarding Symantec’s expectation to sell notes, repurchase shares of its common stock, enter into convertible note transactions and enter into warrant transactions. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from results expressed or implied in this press release. Such risks and uncertainties include, but are not limited to whether or not Symantec will offer the notes or consummate the offering, the anticipated terms of the notes and the offering, and the anticipated use of the proceeds of the offering. Symantec cannot guarantee that any of these transactions will occur. Additional information concerning risk factors is contained in the Risk Factors section of Symantec’s Form 10-K for the fiscal year ended March 31, 2006. Symantec assumes no obligation to update any forward-looking information contained in this press release.